UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2006

BEVERLY HILLS BANCORP INC.

DELAWARE	0-21845	93-1223879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23901 Calabasas Road, Suite 1050

Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 223-8084

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 30, 2006, Wilshire Acquisitions Corporation (“WAC”), a subsidiary of Beverly Hills Bancorp Inc. (“BHBC” or the “Company”), entered into a loan agreement with First Tennessee Bank National Association (“First Tennessee Bank”). Pursuant this agreement, WAC may from time to time borrow from First Tennessee Bank up to $20 million outstanding under a revolving line of credit. The Company intends to use the proceeds of the line of credit for operating and working capital purposes.

The line of credit bears interest at the 3-month LIBOR rate, plus 1.65%, adjustable and payable quarterly beginning on March 1, 2007. The initial interest rate on the loan is 7.02%. The line of credit is due and payable on November 30, 2007. WAC may, at any time, prepay the loan in whole or in part without any penalty or premium. The loan is collateralized by 50% of the outstanding shares of common stock of the Company’s subsidiary bank, First Bank of Beverly Hills (“FBBH”).

Under the loan agreement, First Tennessee Bank may accelerate the maturity date upon the occurrence a number of events, including among others: (i) there is a breach or default under the loan agreement or guaranty unless cured or corrected; (ii) FBBH is no longer “well capitalized” under the prompt corrective action rules of the FDIC; (iii) the Company’s non-performing loans exceed 2% of total gross loans as of the end of any calendar quarter; (iv) FBBH’s return on total average assets for any four consecutive calendar quarters is less than 0.60%; (v) the Company’s consolidated leverage ratio (Tier 1 Capital to tangible assets) becomes less than 6.5%; or (vi) there is a change of control of WAC or FBBH.

BHBC has unconditionally guaranteed to First Tennessee Bank the timely performance and payment by WAC of all amounts due under the loan agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2006	BEVERLY HILLS BANCORP INC. Registrant

/s/ Larry B. Faigin
Larry B. Faigin Chief Executive Officer